Exhibit 10.2

AMERICAN DENTAL PARTNERS, INC.

2005 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

American Dental Partners, Inc., a Delaware corporation (the “Company”), has awarded to                                  (the “Participant”)              shares of the Company’s common stock, $.01 par value (the “Shares”), pursuant to the American Dental Partners, Inc. 2005 Equity Incentive Plan, as amended (the “Plan”). The Shares have been awarded as Performance Shares, as defined in the Plan (the “Award”), and the Award shall include and be subject to all provisions of the Plan, which is hereby incorporated herein by reference. The Award shall also be subject to the following provisions of this agreement:

§1. Definitions. As used in this agreement, the following terms shall have the following meanings, respectively:

(a) “Disability” shall have the meaning set forth in Section 8(h) of the Plan by reference to the Code.

(b) “Performance Goals” shall mean the annual goals described in the attached Addendum A, which is hereby incorporated herein by reference.

(c) “Performance Period” shall mean the three-calendar year period ending on December 31, 2013.

(d) “Restricted Period” shall mean the Performance Period and the one-calendar year period immediately following the Performance Period.

All capitalized terms used by not otherwise defined in this agreement shall have the respective meanings given those terms in the Plan.

§2. Purchase Price. The purchase price for the Performance Shares shall be zero.

§3. Vesting. The Performance Shares will vest based, in part, upon achievement of the Performance Goals. If a Performance Goal for a year is not achieved, then the Performance Shares tied to achievement of that Performance Goal, as set forth in the attached Addendum A, shall be forfeited by the Participant. The Performance Shares that vest as the result of achievement of one or more Performance Goals will continue to be subject to potential forfeiture as described in this agreement until the end of the Restricted Period.

§4. Restriction On Transfer. The Participant shall not sell, transfer, pledge, assign or otherwise encumber (hereinafter, simply “transfer”) any of the Performance Shares during the Restricted Period, excepting only (a) transfers upon death, by will or the laws of descent and distribution, of Performance Shares that have vested as a result of achievement of one or more Performance Goals, and (b) forfeitures of Performance Shares to the Company as provided in this agreement. Any transfer or attempted transfer of Performance Shares in violation of this agreement shall be null and void.

§5. Termination of Employment. If the Participant’s employment with the Company terminates, other than by reason of death or Disability, at any time during the Restricted Period, then, unless otherwise determined by the Committee at the time the Participant’s employment with the Company terminates, all of the Performance Shares shall be forfeited by the Participant. If the Participant’s employment with the Company terminates during the Restricted Period as a result of his death or Disability, then (a) any Performance Shares that have vested prior to that time under the Performance Goals may be retained by the Participant or his successor-in-interest as a result of his death or disability, as the case may be, and any remaining forfeiture restrictions applicable to those Performance Shares shall lapse, and (b) any Performance Shares that have not so vested shall be forfeited.

§6. Issuance of Performance Shares. The Company shall issue the Performance Shares to the Participant as soon as reasonably practicable after the Participant’s execution of this agreement. However, all certificates evidencing the Performance Shares shall be held by the Company until the end of the Restricted Period. Thereafter, the Company shall deliver to the Participant certificates evidencing all Performance Shares that are not forfeited pursuant to this agreement.

§7. Shareholder Rights. The Participant shall have all rights of a shareholder in the Company with respect to the Performance Shares, including without limitation the right to vote the Performance Shares and the right to receive any dividends or distributions with respect to the Performance Shares; provided that if any Performance Shares are forfeited, then all such rights shall terminate automatically at that time with respect to those Performance Shares.

§8. Stock Powers; Further Assurance. The Participant shall deliver to the Company such stock powers, endorsed in blank, relating to the Performance Shares as the Company may request from time to time to facilitate the transfer of any Performance Shares that are forfeited pursuant to this agreement. The Participant also shall execute such additional documents and take such additional actions as the Company may request from time to time to carry out the purposes and intent of this Agreement.

§9. Notice of Disposition. Subject to the restrictions and other provisions of this Agreement, the Participant shall notify the Company when making any disposition of the Performance Shares, whether by sale, gift or otherwise.

§10. Restrictions. The Performance Shares shall be subject to all restrictions in this agreement or in the Plan. As a condition to the issuance of the Performance Shares, the Company may require the Participant to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by counsel for the Company.

§11. Construction. In the event of any inconsistency between the provisions of the Plan and the provisions of this agreement, the provisions of the Plan shall control.

Award Date: March 31, 2011	AMERICAN DENTAL PARTNERS, INC.

By
Gregory A. Serrao
Chief Executive Officer

ACCEPTANCE OF AGREEMENT

The Participant, as of the Award Date set forth above, hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered to the Participant or is attached to this agreement, and represents to the Company that he/she is familiar with all provisions of the Plan; and (b) accepts this agreement and the Performance Shares awarded to him/her subject to all provisions of the Plan and this agreement.

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